UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/22/2016

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2016, Andrew Warren informed Discovery Communications, Inc. (the “Company”) that he was resigning from the Company effective December 31, 2016. The Company is commencing its search for a new Chief Financial Officer immediately. If the Company appoints a new Chief Financial Officer prior to Mr. Warren’s departure, Mr. Warren will continue to be employed by the Company in a different capacity until December 31, 2016. If Mr. Warren earlier terminates his employment without the Company’s consent, he will forfeit his rights to any severance compensation.
As part of his agreement to remain with the Company through December 31, 2016, the Company and Mr. Warren revised his Employment Agreement to eliminate the Company’s ability to terminate his employment without Cause (as defined in the Employment Agreement) and to eliminate Mr. Warren’s ability to terminate his employment for Good Reason (as defined in the Employment Agreement) due to a material reduction of his responsibilities. The Company has agreed to treat Mr. Warren’s termination as a Termination Without Cause by the Company under the Employment Agreement. No other provisions of Mr. Warren’s employment agreement were amended. The amendment to the Employment Agreement is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Amendment to Employment Agreement dated February 22, 2016 between Andrew Warren and Discovery Communications, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: February 23, 2016	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development, Distribution and Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Employment Agreement dated February 22, 2016 between Andrew Warren and Discovery Communications, LLC